                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

[ X ]    Preliminary Information Statement

[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14c-5(d)(2))

[   ]    Definitive Information Statement

                     Consulting Group Capital Markets Funds
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1) Title of each class of securities to which transaction applies:
              N/A

          (2) Aggregate number of securities to which transaction applies: N/A

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              N/A

          (4) Proposed maximum aggregate value of transaction:  N/A

          (5) Total feed paid:  N/A

[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid preciously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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          (4) Date Filed:  N/A

[LOGO] Trak
personal investment advisory service

             CONSULTING GROUP CAPITAL MARKETS FUNDS (the "Trust")
                              222 Delaware Avenue
                          Wilmington, Delaware 19801

                  GLOBAL SCIENCES AND TECHNOLOGY INVESTMENTS

Dear Shareholder:

   This Information Statement is first being furnished on or about March   ,
2002 to the holders of record as of the close of business on February 15, 2002 (the "Record Date") of shares of beneficial interest of Global Sciences and Technology Investments (the "Portfolio"), an investment portfolio of the Trust.

   The Board of Trustees (the "Board") of the Trust has approved, and Smith Barney Fund Management LLC ("SBFM"), formerly known as SSB Citi Fund Management LLC, the majority shareholder of the Portfolio (holding 1,026,785.714 shares of beneficial interest of the Portfolio, or 67.2065% of the outstanding shares as of the Record Date) has consented in writing to, the liquidation of the Portfolio. Such consent constitutes the approval of a majority of the Portfolio's outstanding shares of beneficial interest and is sufficient under the Trust's Master Trust Agreement to liquidate the Portfolio. Accordingly, this action will not be submitted to the other shareholders of the Portfolio for their approval. This Information Statement is being furnished to shareholders to provide them with certain information concerning the liquidation in accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Exchange Act of 1934 and the regulations thereunder, including Regulation 14C.

   We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a
Proxy

   As of the close of business on the Record Date, 1,527,881.89 shares of beneficial interest of the Portfolio were issued and outstanding.

Information about the Trust and the Portfolio and Service Providers

   The Trust is a Massachusetts business trust comprised of the Portfolio and several other series. The Portfolio is treated under the 1940 Act as a non-diversified, open-end management investment company. The Portfolio commenced operations on November 28, 2000. The Portfolio seeks capital appreciation by investing primarily in equity securities of both domestic and foreign companies.

   The Trust has entered into an investment management agreement (the "Management Agreement") with SBFM. SBFM is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc., which in turn is a wholly-owned subsidiary of Citigroup Inc. SBFM's principal address is 333 West 34th Street, New York, NY 10001. The Consulting Group (the "Manager"), a division of SBFM, provides investment evaluation services with respect to the investment advisers of the Trust. The Manager's principal address is 222 Delaware Avenue, Wilmington, DE 19801. SBFM has entered into investment advisory agreements with INVESCO Funds Group, Inc. ("INVESCO") and Elijah Asset Management, LLC ("Elijah"), the investment advisers selected for the Portfolio. INVESCO and Elijah are responsible for the day-to-day investment operations of the Portfolio, in accordance with the Portfolio's investment objectives and policies.

   Under the Management Agreement, the Portfolio pays the Manager a fee, calculated daily and paid monthly, of 0.90% of the Portfolio's average daily net assets. The Manager, in turn, pays INVESCO and Elijah a fee, calculated daily and paid monthly, of, respectively, 0.65% and 0.55% of the Portfolio's average daily net assets for their services to the Portfolio.

   SBFM also serves as administrator to the Portfolio pursuant to a written agreement (the "Administration Agreement"). Under the Administration Agreement, the Portfolio pays SBFM a fee, calculated daily and paid monthly, at an annual rate of 0.20% of the Portfolio's average daily net assets.

   Salomon Smith Barney Inc., whose principal address is 388 Greenwich Street, New York, NY 10013, serves as the Portfolio's distributor.

Reasons for the Liquidation

   Since its inception, growth in the Portfolio's assets has been slow. During the period from commencement of operations (November 28, 2000) through the Record Date, the Portfolio's assets reached a level of only $6,636,478. Marketing efforts, including the assumption of Portfolio expenses by the Manager, have not been successful in significantly increasing the size of the Portfolio.

   Sales of the Portfolio's shares have not been sufficient to allow the Portfolio to reach a size adequate, in the judgment of the Board, to spread expenses over a sufficient asset base to realize a satisfactory expense ratio. Since the inception of the Portfolio, the Manager has waived all or a portion of its fees and has assumed a significant portion of the expenses of the Portfolio. In the absence of such waivers and assumption, the Portfolio's return to shareholders would have been significantly lower.

   After reviewing current market conditions, the relatively small size of the Portfolio and the time required to effect a merger or transfer of assets of the Portfolio, management of the Portfolio believed that the expense of a merger with or transfers of assets to another mutual fund would be greater than the benefits shareholders of the Portfolio could expect to realize from such a transaction, even if a fund with a comparable investment focus that would be willing to engage in such a transaction could be identified.

   In considering whether to approve the Plan of Liquidation and Dissolution ( the "Plan"), which is attached to this Information Statement as Annex A, the Board considered, among other factors, the expenses that had been assumed by the Manager during the life of the Portfolio, the efforts and expenses of Salomon Smith Barney, Inc., the Portfolio's distributor, to distribute shares of the Portfolio, and the effect of the Portfolio's operating expenses on the historic and anticipated returns of shareholders. The Board also considered that the Manager had not been able to collect or retain any significant fees during the life of the Portfolio, that there was no prospect that this would change in the near future, and that in the absence of compensation over long periods, the ability and willingness of the Manager to service the needs of the Portfolio would likely be impaired. In addition, the Board considered that the Majority Shareholder, SBFM, had a substantial amount invested in the Portfolio, as it held approximately 67% of the Portfolio's outstanding shares and that it had held its shares since the inception of the Portfolio. If the Majority Shareholder determined to redeem its shares, the Portfolio's assets would be reduced to below a level at which the Manager believes it can continue to effectively manage the Portfolio in accordance with its investment objective and policies.

   For the most recent fiscal year, the Portfolio's total expenses were:

Shareholder fees (fees paid directly from your investment)................  None
Maximum annual TRAK fee*..................................................  1.50%
Annual Portfolio operating expenses (expenses that are deducted from
  Portfolio assets)
   Management fee.........................................................  0.90%
   Administration fee.....................................................  0.20%
   Other Expenses.........................................................  1.86%
                                                                           -----
Total annual Portfolio operating expenses.................................  2.96%
Management fee waiver**................................................... (1.66)%
                                                                           -----
Net annual operating expenses**...........................................  1.30%

   -----
    * Fee payable under the annual TRAK Personalized Investment Advisory Service for asset allocations.
    ** The Manager has agreed to waive a portion of the management fee and reimburse Portfolio expenses because it has voluntarily agreed to limit total annual Portfolio expenses to 1.30% of average net assets. The Manager reimbursed expenses amounting to $69,415 for the period ended March 31, 2001.

   The Board concluded that an increase in Portfolio expenses attributable to the likely discontinuance of the fee waivers and assumption of the expenses at some point in the future, especially when added to the expenses of the Portfolio presently paid directly by the Portfolio, would significantly reduce the Portfolio's return. After deliberating, the Board concluded that it would be in the best interests of the shareholders of the Portfolio to liquidate the Portfolio promptly.

   Accordingly, on February 25, 2002, the Board approved the liquidation and dissolution of the Portfolio. Also on February 25, 2002, the Portfolio closed
to new investments, except for reinvestments of dividends. On February   ,
2002, the Majority Shareholder approved the liquidation and dissolution of the Portfolio, pursuant to written consent. Immediately after the approval of the liquidation by the Board and the Majority Shareholder, the Portfolio began liquidating its holdings to cash and cash equivalents. The Portfolio will distribute any net investment income (as an ordinary dividend) and any excess of its net realized long-term capital gains over its short-term capital losses (as a capital gains dividend). Any remaining amounts will be distributed as liquidation proceeds.

Plan of Liquidation and Dissolution

   The Board has approved the Plan, which is summarized below. This summary is qualified in its entirety by reference to the Plan.

   1.  Adoption of the Plan and Termination of Business Operations.  The
effective date of the Plan (the "Effective Date") is February   , 2002. The
Portfolio will cease to conduct business as soon as reasonably practicable following the Effective Date.

   2. Liquidation and Distribution of Assets. As soon as practicable after the Effective Date, depending on market conditions and consistent with the terms of the Plan, the Manager will have authority to engage in such transactions as may be appropriate for the Portfolio's liquidation and dissolution. The Portfolio will set aside a reserve for any liabilities, including contingent liabilities, that it may incur.

   3. Distribution to Shareholders. As soon as practicable after the Effective Date, the Portfolio will liquidate and distribute pro rata on the date of liquidation to its shareholders of record as of the close of business on the Effective Date all of its remaining assets except for cash, bank deposits or cash equivalents in an estimated amount necessary to (i) discharge any unpaid liabilities and obligations of the Portfolio on the Portfolio's books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Liquidation Date, and (ii) pay such contingent liabilities as the Board reasonably deems to exist against the assets of the Portfolio on the Portfolio's books, in complete cancellation and redemption of all outstanding shares of the Portfolio.

   4. Amendment or Abandonment of the Plan. The Board is authorized to modify or amend the Plan at any time without shareholder approval if it determines that such action would be in the best interests of the Portfolio and its shareholders. However, any amendment which the Board determines would be materially and adversely prejudicial to the interests of shareholders will be submitted to the Majority Shareholder for approval. In addition, the Board may abandon the Plan without approval at any time if it determines this to be in the best interests of the Portfolio and its shareholders.

   5. Expenses. The expenses incurred in carrying out the terms of the Plan shall be borne by the Manager or its affiliates.

   The proportionate interest of shareholders in the assets of the Portfolio will be fixed on the basis of their holdings on the Effective Date. On such date, the books of the Portfolio [were][will be] closed. Thereafter, unless the books of the Portfolio are reopened pursuant to the Board's authority to abandon the Plan, shareholders' respective interests will not be transferable.

General Tax Consequences

   Each shareholder that receives a liquidating distribution will recognize taxable gain or loss for federal income tax purposes equal to any difference between the amount of the liquidating distribution over the shareholder's tax basis in Portfolio shares. Assuming that the shareholder holds such shares as capital assets, such gain or loss will be capital gain or loss and will be long-term or short-term capital gain or loss depending on the shareholder's holding period for the shares. In addition to the above-described liquidating distribution, shareholders will also receive distributions of any net investment income realized by the Portfolio as well as a distribution of any excess of the Portfolio's net long-term capital gains over its net short-term capital losses. Any such distributions will be taxable to shareholders as set forth in the Portfolio's Prospectus and Statement of Additional Information.

THE TAX CONSEQUENCES DISCUSSED HEREIN MAY AFFECT SHAREHOLDERS DIFFERENTLY DEPENDING UPON THEIR PARTICULAR TAX SITUATIONS UNRELATED TO THE LIQUIDATING DISTRIBUTION, AND ACCORDINGLY, THIS SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. SHAREHOLDERS MAY WISH TO CONSULT THEIR PERSONAL TAX ADVISERS CONCERNING THEIR PARTICULAR TAX SITUATIONS AND THE IMPACT THEREON OF RECEIVING THE LIQUIDATING DISTRIBUTION AS DISCUSSED HEREIN, INCLUDING ANY STATE AND LOCAL TAX CONSEQUENCES.

   The Portfolio anticipates that it will retain its qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended, during the liquidation period and, therefore, will not be taxed on any of its net income or capital gains from the sale of its assets.

   This summary is based on the tax laws and regulations in effect on the date of this Information Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The discussion herein does not address the particular federal income tax consequences that may apply to certain shareholders such as trusts, estates, tax-exempt organizations, qualified plans, individual retirement accounts, nonresident aliens, or other foreign investors. This summary does not address the state, foreign or local tax consequences of a shareholder's receipt of the liquidating distributions or the liquidation of the Portfolio.

   Shareholders are free to redeem their shares without a redemption fee prior to the Effective Date of the Plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   Listed below are the name, address and share ownership of the only person known to the Trust to own of record 5% or more of the shares of the Portfolio as of the Record Date.

--------------------------------------------------------------------------------

      Name and Address              Shares Held          Percentage Ownership
--------------------------------------------------------------------------------
  Smith Barney Fund
   Management LLC Seed
   Account                         1,026,785.714               67.2065%
--------------------------------------------------------------------------------

   To the knowledge of the Portfolio, as of the Record Date, no member of the Board owned 1% or more of the outstanding shares of the Portfolio. As of the Record Date, the officers and Directors of the Portfolio as a group beneficially owned in the aggregate less than 1% of the Portfolio's outstanding shares.

REPORTS TO SHAREHOLDERS

   The Trust provides periodic reports to all of its shareholders which highlight relevant information, including investment results and a review of portfolio changes. The Trust will furnish, without charge, a copy of the most recent Annual Report to Shareholders of the Portfolio and the most recent Semi-Annual Report succeeding such Annual Report on request.

   Requests for reports should be made by calling the Trust at 1-800-451-2010, by contacting your Salomon Smith Barney Financial Consultant or in writing to Consulting Group Capital Markets Funds, c/o PFPC Global Fund Services, P.O. Box 9699, Providence, RI 02940-0699.

   If you have any questions, please contact your Salomon Smith Barney Financial Consultant.

                                          ON BEHALF OF THE BOARD OF TRUSTEES
                                            CONSULTING GROUP CAPITAL MARKETS
                                            FUNDS

                                          /s/ Heath B. McLendon
                                          Heath B. McLendon
                                          Chairman

                                                                        ANNEX A

    PLAN OF DISSOLUTION, LIQUIDATION AND TERMINATION OF GLOBAL SCIENCES AND
                            TECHNOLOGY INVESTMENTS

   Global Sciences and Technology Investments (the "Portfolio"), a series of Consulting Group Capital Markets Funds, a Massachusetts business trust (the "Trust"), shall proceed with a complete liquidation of the Portfolio according to the procedures set forth in this Plan of Dissolution, Liquidation and Termination (the "Plan"). The Plan has been approved by the Board of Trustees of the Trust (the "Board") as being advisable and in the best interests of the Portfolio and its shareholders. The Board has directed that this Plan be submitted to Smith Barney Fund Management LLC ("SBFM"), formerly known as SSB Citi Fund Management LLC, the holder of more than a majority of the voting shares of the Portfolio (the "Majority Shareholder"), for its approval or rejection and has authorized the distribution of a Majority Shareholder Consent (the "Consent"). Upon approval of the Plan by the Majority Shareholder, the Portfolio shall voluntarily dissolve and completely liquidate in accordance with the requirements of Massachusetts law and the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

   1. Adoption of Plan. The effective date of the Plan (the "Effective Date") shall be the date on which the Plan is approved by the Majority Shareholder.

   2. Liquidation and Distribution of Assets. As soon as practicable after the Effective Date depending on market conditions and consistent with the terms of this Plan (the "Liquidation Period"), the Portfolio and the Portfolio's investment adviser, The Consulting Group (the "Adviser"), a division of SBFM, shall have the authority to engage in such transactions as may be appropriate for the Portfolio's liquidation and dissolution, including, without limitation, the consummation of the transactions described in the Consent.

   3. Provisions for Liabilities. The Portfolio shall pay or discharge or set aside a reserve fund for, or otherwise provide for the payment or discharge of, any liabilities and obligations, including, without limitation, contingent liabilities.

   4. Distribution to Shareholders. As soon as practicable after the Effective Date, the Portfolio shall liquidate and distribute pro rata on the date of liquidation (the "Liquidation Date") to the shareholders of record as of the close of business on the Effective Date all of the remaining assets of the Portfolio in complete cancellation and redemption of all the outstanding shares of the Portfolio, except for cash, bank deposits or cash equivalents in an estimated amount necessary to (i) discharge any unpaid liabilities and obligations of the Portfolio on the Portfolio's books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Liquidation Date, and (ii) pay such contingent liabilities as the Board shall reasonably deem to exist against the assets of the Portfolio on the Portfolio's books.

   5. Notice of Liquidation. As soon as practicable after the Effective Date, the Portfolio shall mail notice to the appropriate parties that this Plan has been approved by the Board and the Majority Shareholder and that the Portfolio will be liquidating its assets, to the extent such notice is required under Massachusetts law.

   6. Articles of Amendment. Within the Liquidation Period the Portfolio shall prepare and file Articles of Amendment for acceptance by the Secretary of State of Massachusetts.

   7. Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without shareholder approval if it determines that such action would be advisable and in the best interests of the Portfolio and the shareholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the shareholders, such an amendment or modification will be submitted to the Majority Shareholder for approval. In addition, the Board may abandon this Plan
without shareholder approval at any time prior to              , 2002 if it
determines that abandonment would be advisable and in the best interests of the Portfolio and the shareholders.

   8. Powers of Board and Officers. The Board and the officers of the Trust are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Trust deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Portfolio in accordance with the Code and Massachusetts law, including, without limitation, withdrawing any state registrations of the Portfolio and/or its shares, withdrawing any qualification to conduct business in any state in which the Portfolio is so qualified and the preparation and filing of any tax returns.

   9. Termination of Business Operations. As soon as practicable upon adoption of this Plan, the Portfolio shall cease to conduct business except as shall be necessary in connection with the effectuation of its liquidation and dissolution.

   10. Expenses. The expenses of carrying out the terms of this Plan shall be borne by the Adviser, whether or not the liquidation contemplated by this Plan is effected.

Dated:              , 2002

                                      A-2